UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ARC Corporate Realty Trust, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Class A Common Stock and Class B Common Stock

(2)	Aggregate number of securities to which transaction applies:

3,347,937

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$14.00 - maximum projected distribution amount

(4)	Proposed maximum aggregate value of transaction:

$46,871,118

(5)	Total fee paid:

$5,015.21

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[Date]

Dear Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders (including any adjournment or postponement thereof, the “Stockholder Meeting”) of ARC Corporate Realty Trust, Inc. (the “Company”) to be held on [date] at 10:00 a.m., Eastern Time, at the Company’s offices located at 1401 Broad Street, Clifton, New Jersey 07013. Our Board of Directors has called the Stockholder Meeting in anticipation of the orderly sale of the Company’s assets, payment of its liabilities and distribution of proceeds to the stockholders in the estimated amount of $12.50 to $14.00 per share.

At the Stockholder Meeting, you will be asked to consider and vote upon:

(1) approval of the Liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution adopted by the Board of Directors (the “Plan of Liquidation”); and

(2) the postponement or adjournment of the Stockholder Meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the above matter presented at the Stockholder Meeting to approve that matter.

The Board of Directors of the Company (the “Board”) has unanimously approved the Liquidation of the Company pursuant to the Plan of Liquidation, as being in the best interests of the Company. Information about the Liquidation is included in the accompanying proxy statement. A copy of the Plan of Liquidation is attached as an appendix to the proxy statement. The Board recommends that you vote FOR approval of the Liquidation.

Attached are a Notice of Meeting of Stockholders and a proxy statement containing a discussion of the background of, reasons for and effects of the Liquidation. We have also enclosed our Annual Report on Form 10-K for the year ended December 31, 2005. We urge you to read this material carefully. Whether or not you plan to attend the Stockholder Meeting, we ask that you sign and return the enclosed proxy as promptly as possible. If you attend the Stockholder Meeting, you may revoke your proxy if you elect to vote in person. Your prompt cooperation will be greatly appreciated.

Very truly yours,

Robert J. Ambrosi President

ARC CORPORATE REALTY TRUST, INC.

NOTICE OF MEETING OF STOCKHOLDERS

TO BE HELD [DATE]

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (including any adjournment or postponement thereof, the “Stockholder Meeting”) of ARC Corporate Realty Trust, Inc. (the “Company”), a Maryland corporation, will be held on [date] at 10:00 a.m., Eastern Time, at 1401 Broad Street, Clifton, New Jersey 07013, for the following purposes:

(1) To consider and vote upon approval of the Liquidation of the Company pursuant to a Plan of Complete Liquidation and Dissolution adopted by the Board of Directors (the “Plan of Dissolution”); and

(2) To consider and vote upon the postponement or adjournment of the Stockholder Meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the above matter presented at the Stockholder Meeting to approve that matter.

Please read carefully the accompanying proxy statement. A copy of the Plan of Liquidation is attached as Appendix A to the proxy statement. The proxy statement and its appendix form a part of this Notice.

Only holders of record of shares of the Company’s Class A Common Stock, par value $0.001 per share, and holders of record of shares of the Company’s Class B Common Stock, par value $0.001 per share, at the close of business on [record date] are entitled to notice of, and to vote at, the Stockholder Meeting. A list of such stockholders will be available from [date] until prior to the Stockholder Meeting at the Company’s offices located at 1401 Broad Street, Clifton, New Jersey 07013.

You are cordially invited to the Stockholder Meeting. Whether or not you plan to attend the Stockholder Meeting, we ask that you sign and return the enclosed proxy as promptly as possible. If you attend the Stockholder Meeting, your proxy will be revoked if you elect to vote in person. The proxy is solicited by and on behalf of the Board of Directors of the Company.

By Order of the Board of Directors

Robert J. Ambrosi President

Clifton, New Jersey

[date]

ARC CORPORATE REALTY TRUST, INC.

1401 Broad Street, Clifton, New Jersey 07013

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [DATE]

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of ARC Corporate Realty Trust, Inc., a Maryland corporation (“we,” “us” or the “Company”), for use at the Special Meeting of Stockholders (including any adjournment or postponement thereof, the “Stockholder Meeting”) to be held on [date], at 10:00 a.m., Eastern Time, at 1401 Broad Street, Clifton, New Jersey 07013. The matters to be considered and acted upon at the Stockholder Meeting are described in the Notice of Meeting of Stockholders and this proxy statement. Shares of the Company’s Class A Common Stock, $0.001 par value per share, and shares of the Company’s Class B Common Stock, $0.001 par value per share (collectively, the “Common Stock”), represented by proxies, will be voted as described in this proxy statement or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy, by delivering a written notice to the Company’s Secretary, by executing and delivering a later-dated proxy or by attending the Stockholder Meeting and voting in person.

This proxy statement and the related form of proxy are being mailed on or about [date] to all stockholders of record on [date].

SUMMARY TERM SHEET

You are being asked to approve Liquidation of the Company pursuant to the Plan of Liquidation, which contemplates the following actions:

•	the orderly sale of our portfolio properties and other assets;

•	paying (or providing for) our liabilities and expenses, including establishing a reserve to fund contingent liabilities and ongoing expenses in an amount to be determined as information concerning such contingencies and expenses becomes available;

•	distributing net proceeds to holders of our Common Stock in the amount of approximately $12.50 to $14.00 per share of Common Stock in cash, which range is based solely upon management’s estimates of the values of the portfolio properties after considering a report from our independent valuation advisor, values ascribed to the assets during recent negotiations with potential purchasers and information about the sales prices of similar properties in recent transactions not involving the Company, and estimates of expenses associated with the Liquidation; and

•	winding up our operations and dissolving the Company in accordance with the Plan of Liquidation, attached as Appendix A to this proxy statement, which provides that:

(i)	the final distribution to common stockholders (or a liquidating trust, established for their benefit) will be made no later than the second anniversary of the date on which our stockholders approve the Liquidation;

(ii)	upon a determination made by the Board of Directors, the Company may transfer and assign to a liquidating trust the Company’s remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities and pay the remainder to stockholders; and

(iii)	the Board of Directors may terminate the Plan of Liquidation for any reason if they determine that doing so is in accordance with the best interests of our stockholders.

In considering the recommendations of our Board of Directors with respect to the Liquidation, you should be aware that some of our directors and officers have interests that are different from your interests as a stockholder. The Board of Directors was aware of these matters in its consideration of the Liquidation.

SUMMARY

This Summary highlights information included elsewhere in this proxy statement. This Summary does not contain all of the information you should consider before voting on the proposals presented in this proxy statement. You should read the entire proxy statement carefully, including the appendix attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this Summary. In this proxy statement, “we,” “us” and “our” refer to the Company, unless the context otherwise requires.

We currently own and operate a portfolio of 20 commercial properties, as well as certain other commercial real estate investments. Our stockholders are being asked to approve the proposal summarized below.

THE STOCKHOLDER MEETING

Q.	When and where will the Stockholder Meeting take place?	A.	The meeting of stockholders will be held on [date] at 10:00 a.m., Eastern Time, at 1401 Broad Street, Clifton, New Jersey 07013.

Q.	What is the purpose of the Stockholder Meeting?	A.

For the reasons discussed below, our Board of Directors has determined that it is in the best interests of our stockholders to sell our assets, pay off our liabilities and distribute the net proceeds to our stockholders (the “Liquidation”). To do so, our Board has adopted a Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”) and, subject to receipt of stockholder approval, will proceed with the Liquidation.

At the Stockholder Meeting, you will be asked to vote upon:

• a proposal to approve the Liquidation of the Company pursuant to the Plan of Liquidation; and

•      the postponement or adjournment of the Stockholder Meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the above matter presented at the Stockholder Meeting to approve that matter (the “Adjournment”).

Q.	Who is entitled to vote at the Stockholder Meeting?	A.	All holders of record of our Common Stock at the close of business on [date], 2006 (the “Record Date”) are entitled to vote at the Stockholder Meeting.

Q.	What vote is required to approve the matter to be voted upon at the Stockholder Meeting?	A.	The Liquidation of the Company requires approval by the holders of two-thirds of the votes entitled to be cast at a meeting at which a quorum is present. The presence at the Stockholder Meeting, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each share of our Class A Common Stock entitles the holder thereof to one vote and each share of our Class B Common Stock entitles the holder thereof to one-fifth of a vote on the approval of the Liquidation. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the Liquidation. If you do not vote or if you abstain, it will have the effect of a vote against the Liquidation. You may withdraw your proxy at any time prior to its use at the Stockholder Meeting by following the directions set forth herein under the caption “The Stockholder Meeting - Voting Rights.”

Q.	What do I need to do now?	A.	Simply indicate on your proxy card how you want to vote and sign, date and mail it to us in the enclosed envelope as soon as possible, unless you plan to attend the Stockholder Meeting and vote in person.

Q.	What happens if I do not return a proxy card?	A.	The failure to return your proxy card will have the same effect as voting against the Liquidation, unless you plan to attend the Stockholder Meeting and vote in person.

Q.	May I vote in person?	A.	Yes. You may attend the Stockholder Meeting and vote your shares in person, rather than signing and mailing a proxy card.

Q.	May I change my vote after I have sent in my proxy?	A.	Yes. You may change your vote at any time before your proxy is voted at the Stockholder Meeting by submitting a new, later dated proxy or you may attend the Stockholder Meeting and vote in person. Simply attending the Stockholder Meeting will not revoke your proxy.

Q.	How will my shares be voted if I return a blank signed proxy card?	A.	Your shares will be voted in favor of the proposal.

Q.	Do our directors and executive officers and the Company’s advisor have any interests in the Liquidation which may be different from my interests?	A.	In considering the recommendation of the Board regarding the matters to be voted upon at the Stockholder Meeting, you should be aware that our Chairman and President is the General Partner of the Company’s advisor, ARC Capital Advisors, L.P. (the “Advisor”), which under the terms of the advisory agreement currently in effect is entitled to receive certain payments as a result of the sale of portfolio properties in the Liquidation. The Advisor also holds stock options. Certain of our executive officers have interests in the Advisor and in companies which have purchased or proposed to purchase assets from us in connection with the Liquidation. Certain of these individuals also have interests in entities with which we jointly own certain properties proposed to be sold in connection with the Liquidation. Our directors and executive officers also hold stock options, a portion of which will become exercisable as a result of the Liquidation. See “Interests of Certain Persons in Matters to be Acted Upon.”

Q.	What are our present financial circumstances?	A.	The Company’s financial condition is strong. All mortgage obligations are current and all minimum rent receivables are current and up to date.

Q.	Who can help answer my questions?	A.	If you have additional questions about the proposals, you should contact Robert J. Ambrosi at (973) 249-1000 extension 123.

Q.	Where can I find more information?	A.	Additional information about us can be obtained from the various sources described under “Available Information” in this proxy statement.

PROPOSAL NO. 1: LIQUIDATION

Q.	Overview	A.

Our Board of Directors has determined that it is in the best interests of our stockholders to proceed with Liquidation of the Company pursuant to the Plan of Liquidation.

The Plan of Liquidation contemplates the orderly sale of our assets for cash and the payment of (or provision for) our liabilities and expenses, as well as the establishment of a reserve to fund our contingent liabilities and anticipated expenses. The principal purpose of the Liquidation is to maximize stockholder value by liquidating our assets and distributing the net proceeds of the Liquidation to the holders of our Common Stock. The Company has entered into several agreements for the sale of portfolio properties, as described under the heading “Proposal No. 1: Liquidation - Implementation of the Plan of Liquidation.” The Company intends to continue to market the remaining portfolio properties and to sell these properties on the most favorable terms available. The Company believes this marketing process is likely to maximize the consideration received for those assets. The Company will continue to evaluate this marketing effort throughout the Liquidation process, however, in order to ensure the sale of such remaining assets in the most economically attractive manner. At such time as the Company has sold its assets, satisfied its liabilities and distributed the net proceeds of asset sales to the stockholders, we will cancel all outstanding shares of Common Stock, file Articles of Dissolution with the State Department of Assessments and Taxation of Maryland (“SDAT”) and the Company will cease to exist. However, if the Board determines, in the exercise of its duties, that Liquidation is not in the best interests of the Company or our stockholders, the Board may direct that the Plan of Liquidation be abandoned, either before or after stockholder approval.

Q.	Why did our Board approve the Liquidation?	A.	Due to increased investor demand for the types of properties we invest in, market values for these properties have increased in recent years. Our Board of Directors has determined that under these market conditions, there are limited opportunities to acquire properties on terms which would enable us to achieve our goal of affording our stockholders an attractive return on their investment. In addition, we have experienced a significant increase in the cost of operating as a “reporting company” subject to the filing and other requirements of the Securities and Exchange Commission. We expect further increases in these costs if we continue our current operations. Our Board believes that these costs will adversely affect stockholder returns on investment. For these reasons, after a review of strategic alternatives, our Board determined that it was in our stockholders’ best interest to approve the Liquidation in order to liquidate our assets, pay off our liabilities and distribute the net proceeds to our stockholders. See “Background of the Liquidation.”

Q.	What are the potential benefits of Liquidation?	A.

We believe that Liquidation will benefit our stockholders in a number of ways, including the following:

•     We estimate that the Company will make liquidating distributions to the common stockholders in an aggregate amount in the range of $12.50 to $14.00 per share. These distributions would be in lieu of regular quarterly dividends, which were last paid on January 31, 2006. We cannot assure you that the Company will be successful in disposing of properties for values equaling or exceeding those currently estimated by the Company or when such dispositions will occur. If values of the Company’s assets decline or if the costs and expenses related to such asset sales exceed those which are currently estimated by the Company, then the Liquidation may yield distributions in lesser amounts. No assurances can be made as to the actual amount and timing of distributions, which may be made over a substantial period of time;

•     We expect that any amounts per share to be received by our stockholders will be paid in cash, thereby eliminating any uncertainties in valuing the consideration to be received by our stockholders; and

•     After an investigation of strategic alternatives to the Liquidation, including a merger, the sale of a substantial portion of our assets in a single transaction, and continuing our operations in the ordinary course of business, we believe that no other alternative considered is reasonably likely to provide equal or greater value to our stockholders than the Liquidation.

Q.	What are the potential detriments of the Liquidation?	A.

In making its determination to recommend the Liquidation, our Board considered potential negative effects on our stockholders which could result from implementing the Liquidation, including the following:

•     If the stockholders approve the Liquidation and the Liquidation is implemented, our stockholders will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold;

•     Our stockholders may, depending on their respective tax bases in their shares of Common Stock, realize taxable gains in connection with distributions pursuant to the Liquidation; and

•     There are associated with the Liquidation various uncertainties, including the prices at which we will be able to sell our properties and the timeframe for completing these sales.

Q.	Are any transactions currently pending under the Plan of Liquidation?	A.	Yes, we have entered into several agreements to sell properties pursuant to the Plan of Liquidation. These agreements are described under the heading “Proposal No. 1: Liquidation - Implementation of the Plan of Liquidation.” We do not know when these transactions would be completed, although we anticipate that each would be completed by the end of the third quarter of this year.

Q.	Do our directors and executive officers and the Company’s advisor have any interests in these transactions pursuant to the Plan of Liquidation which may differ from my interests?	A.	Mr. Ambrosi, our Chairman and President, is the General Partner of the Company’s Advisor, which under the terms of the advisory agreement currently in effect is entitled to receive certain payments as a result of transactions completed pursuant to the Liquidation. Certain executive officers also have interests in the Advisor. The Advisor and our officers and directors also hold stock options. In addition, we may sell certain assets which may not be readily marketable and which comprise approximately fifteen percent (15%) of the value of our portfolio to an affiliated entity in which one or more of our directors and executive officers have an interest. Any such sale would be completed at asset values determined by our Board of Directors to be fair to and in the best interests of the Company, based upon the determination of our independent third party valuation advisor and such other information as our Board deems relevant, and would be subject to approval by a majority of the independent directors on our Board of Directors who have no interest in the affiliated entity. See “Interests of Certain Persons in Matters to be Acted Upon.”

Q:	What alternatives to the Liquidation did we consider?	A.	We considered continuing our commercial real estate investment operations. However, our Board of Directors determined that opportunities to achieve our goal of generating attractive investment returns for our stockholders through these operations are limited under prevailing market conditions. We have also investigated a number of opportunities to sell all or a substantial portion of our portfolio properties in a single transaction, but have been unable to reach a binding agreement with a purchaser for such a transaction. See “Background of the Liquidation.”

Q:	When will the stockholders receive any payment in connection with the Liquidation?	A.	We expect to make one or more liquidating distributions of net proceeds from dispositions of assets, after discharging or making reasonable provision for satisfaction of Company liabilities and creating a reserve for contingent liabilities and anticipated expenses. However, there can be no assurance that the sales of our properties will be completed. The timing and amount of these sales and any resulting distributions is subject to a number of factors and the Company will not be able to pay any liquidating distributions if the sales of the properties are not completed. We cannot predict when distributions, if any, would be made.

Q:	What amount will stockholders receive from the Liquidation?	A.	Due to the uncertainties as to the sale prices of our assets and the ultimate settlement amount of our liabilities, it is difficult to predict the amounts which will ultimately be distributed to our stockholders should the Liquidation be approved by our stockholders and implemented by the Board. While a number of factors may change this amount, we anticipate that if we are able to sell our properties at their respective current estimated values, we will make total distributions in the approximate range of $12.50 to $14.00 per share.

Q:	What are the federal income tax consequences of the Liquidation to me?	A.	The Company’s sale of assets pursuant to the Plan of Liquidation will not have any direct federal income tax consequences for our stockholders. If the Company makes distributions to stockholders as a result of its implementation of the Liquidation, a stockholder will realize, for federal income tax purposes, gain or loss equal to the difference between (1) the sum of the cash distributed to such stockholder directly plus the value of any property distributed to a liquidating trust on the stockholder’s behalf; and (2) the stockholder’s adjusted tax basis in his shares of the Common Stock. See “Additional Matters Regarding Liquidation - Material U.S. Federal Income Tax Consequences of Distributions to Stockholders.” We urge each stockholder to consult with his or her own tax advisors regarding tax consequences of distributions made pursuant to the Plan of Liquidation.

Q:	Do I have appraisal or dissenters rights in connection with the Liquidation?	A.	Pursuant to Maryland law, you are not entitled to appraisal or dissenters rights in connection with the Liquidation.

Q:	What will happen if the Liquidation is not approved?	A.	If the Liquidation is not approved, the Liquidation will not occur, we will not be able to make any liquidating distributions and the Company will continue to operate its business.

Q.	What does the Board recommend?	A.	The Board has unanimously determined that it is in our best interests to liquidate and recommends a vote FOR approval of the Liquidation of our Company pursuant to the Plan of Liquidation.

INTRODUCTION

At the Stockholder Meeting, holders of shares of our Common Stock on the Record Date will consider and vote upon:

(1) a proposal to approve the Liquidation of the Company pursuant to the Plan of Complete Liquidation and Dissolution (the “Plan of Liquidation”); and

(2) the postponement or adjournment of the Stockholder Meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient shares represented in person or by proxy voting in favor of the above matter presented at the Stockholder Meeting to approve that matter.

The Plan of Liquidation provides for the sale of all of our assets, the payment or provision for our liabilities, the distribution of net proceeds to our stockholders and the dissolution of the Company. See “Proposal No. 1: Liquidation.”

The Board has unanimously approved the Liquidation pursuant to the Plan of Liquidation as being in our best interests and recommends to our stockholders that they vote FOR the approval of this proposal.

Two-thirds of the votes entitled to be cast by holders of the outstanding shares of Common Stock are required to approve the Liquidation.

The votes entitled to be cast by holders of the shares of Common Stock represented by properly executed proxies received prior to or at the Stockholder Meeting and not revoked will be cast in accordance with the instructions indicated in such proxies. If no instructions are indicated, such votes will be cast FOR approval of the Liquidation. A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Company’s Secretary a signed notice of revocation or a later-dated and signed proxy or by attending the Stockholder Meeting and voting in person.

The persons named as proxies are Robert J. Ambrosi, our President and Chief Executive Officer, and Bruce Nelson, our Chief Financial Officer, each acting individually with full power of substitution in each of them. No additional matters will be presented for consideration at the Stockholder Meeting other than a proposal for the postponement or adjournment of the Stockholders Meeting, if necessary, for the purpose of soliciting additional votes. Execution of the accompanying proxy, however, confers on the designated proxy holders discretionary authority to vote the shares of Common Stock covered thereby in accordance with their discretion on all matters incident to the conduct of the Stockholder Meeting or any adjournments or postponements thereof.

The costs of preparing, assembling and mailing the proxy, this proxy statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by us. See “The Stockholder Meeting - Proxy Expenses.” In addition to the solicitation of proxies by use of the mails, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone, fax, e-mail or personal interview. We may engage a proxy solicitation firm to which we would pay a service fee to assist with solicitation of proxies. We also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding these soliciting materials.

These transactions have not been approved or disapproved by the Securities and Exchange Commission (the “Commission”) and the Commission has not passed upon the fairness or merits of these transactions nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

AVAILABLE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports, proxy statements and other information with the Commission. You may read and copy this information at the Commission’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to you free of charge at the Commissions website at http://www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated herein by reference contain forward-looking statements that have been made pursuant to provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our expectations or beliefs concerning future events, including any statements regarding: the use of the cash consideration to be received by us as a result of the Liquidation, the continuation of historical trends, and the sufficiency of our cash balances, and cash generated from operating, financing and/or investing activities for our future liquidity and capital resource needs, or the expected distributions to stockholders in connection with the Liquidation. Without limiting the foregoing, the words “believes,” “intends,” “projects,” “estimates,” “plans,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. We caution that these statements are further qualified by important economic and competitive factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, our inability to complete the liquidation in a timely manner or realize proceeds from the sales of assets in amounts which will enable us to provide liquidating distributions to our stockholders in amounts currently anticipated; adverse effects of economic and market conditions which are beyond our control, including imbalances in supply and demand for retail shopping center space and the financial condition of our tenants; uncertainties relating to our property portfolio; uncertainties relating to our operations; uncertainties relating to the implementation of our liquidation strategy; uncertainties relating to domestic and international economic and political conditions; and uncertainties regarding the impact of regulations, changes in government policy and industry competition. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.

RISK FACTORS

There are many factors that stockholders should consider when deciding whether to vote to approve the Liquidation, including the risk factors set forth below.

Risks Related to the Liquidation of the Company

There can be no assurances concerning the prices at which our portfolio properties will be sold.

We cannot give any assurances as to the price at which any of our properties ultimately will be sold. Real estate market values are constantly changing and fluctuate with changes in interest rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national. In addition, environmental contamination or unknown liabilities, if any, at the Company’s properties may adversely impact the sales price of those assets. As a result, the actual prices at which we are able to sell our properties may be less than the amounts we have assumed for purposes of stating estimated liquidating distributions, which would result in the amount of such distributions being less than the amount stated in this proxy statement. The amount available for distributions may also be reduced if the expenses we incur in selling our portfolio properties are greater than anticipated.

Several of our portfolio properties are subject to pending or threatened legal proceedings which may affect the value at which we can dispose of these properties or delay disposition of these properties.

The Company owns a 40% interest in a property located in New York, NY, transfer of which is subject to a right of first refusal held by our joint venture partner. The estimated value of the Company’s interest in this property is approximately $7,400,000. We are currently in litigation with the joint venture partner concerning a dispute over the price at which the right of first refusal may be exercised. This dispute is the result of an incorrect allocation of proceeds of the proposed sale. The Company believes that if it does not prevail in the litigation, it may be entitled to recover all or a portion of its losses from the third party which incorrectly calculated the allocation of proceeds. Nonetheless, the pendency of this lawsuit and the fact that the Company may have to initiate another lawsuit to recover losses results in uncertainty as to the amount of proceeds the Company will realize from the sale of this asset, and the time at which these proceeds may be realized. Moreover, there can be no assurances that if the Company is required to sell its interest at less than its full value, the Company will succeed in recovering its losses from the third party.

The Company owns a 51% tenant-in-common interest in a property located in Rochelle Park, NJ which is leased to the Bergen County Board of Social Services (“BCBSS”), which has a right of first refusal with respect to a sale of the property. The estimated net value of the Company’s interest in this property is approximately $4,500,000. BCBSS agreed to purchase the Company’s interest and our partner’s interest, but this agreement was subsequently terminated. Despite our efforts to resolve this matter through negotiation with BCBSS, we have been unable to do so, and BCBSS has suggested that it may seek to take title to the property through a condemnation proceeding at a value less than its current market value. While we believe BCBSS has no basis for its position, we cannot predict what the outcome of this dispute will be, when it will be resolved or what costs the Company will incur in the course of resolving the dispute.

There can be no assurance that the Company will be able to make distributions as a result of the Liquidation.

We cannot assure you that the Company will be successful in disposing of properties for values equaling or exceeding those currently estimated by the Company, or provide assurances as to the timing of such dispositions. If the values of the Company’s assets decline or the costs and expenses related to such sales or related to the liquidation process, exceed those which are currently estimated by the Company, the Liquidation may yield distributions in lesser amounts than we have projected. No assurances can be made as to the actual amount and timing of distributions, which could be made over a substantial period of time.

The sales of our assets pursuant to the Plan of Liquidation will not be subject to further stockholder approval.

If our stockholders approve the Liquidation, our directors will have the authority to sell any and all of the Company’s assets on such terms as the Board of Directors determines appropriate. Notably, the stockholders will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.

There can be no assurance that Liquidation will result in greater returns to you on your investment, within a reasonable period of time, than you would receive through other alternatives reasonably available to us.

If our stockholders approve the Liquidation, you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold. While our Board of Directors believes that Liquidation is likely to result in greater returns to you than you would receive if we continue the status quo or pursue other alternatives, it is possible that continuing with the status quo or pursuing one or more of the other alternatives would result in greater returns on your investment. In that case, we will be foregoing those alternative opportunities if we implement the Liquidation. If the Liquidation is not approved by our stockholders, the Board of Directors intends to re-consider other strategic alternatives, including

•	submitting a revised plan of liquidation to our stockholders;

•	selling selected assets; or

•	continuing as a going concern.

The Board of Directors may amend the Plan of Liquidation even if you approve it if they determine that doing so is in the best interest of the Company and our stockholders.

Even if our stockholders approve Liquidation pursuant to the Plan of Liquidation, our Board of Directors may amend the Plan of Liquidation without further stockholder approval if they determine that doing so is in the best interest of the Company and our stockholders, except as required by Maryland law. Thus, we may decide to conduct the Liquidation differently than described in this proxy statement, to the extent that Maryland law permits us to so do. Further, the Board of Directors may decide not to proceed with Liquidation and terminate the Plan of Liquidation without further action by our stockholders, except as required by Maryland law.

Certain executive officers and directors have conflicts of interest that may influence them to support the Liquidation.

In considering the recommendations of the Board of Directors with respect to the Liquidation, you should be aware that certain executive officers and directors of the Company have interests in the Liquidation that are different from your interests as a stockholder. Some of the conflicts of interests presented by the Liquidation are summarized below.

Our Advisor, of which our Chairman and President is the general partner, receives compensation under the Advisory Agreement, which may include fees for disposing of our properties. Pursuant to the Advisory Agreement, our Advisor may participate in any profits realized from the sale of our portfolio properties. Our Advisor also holds stock options which will enable our Advisor to further benefit from the Liquidation. Consequently, our Chairman and President may have been more likely to encourage our Board of Directors to recommend Liquidation than if he did not have an expectation of receiving those payments. For further information see the section titled “Interests of Certain Persons in Matters to be Acted Upon.”

We own certain of our portfolio properties jointly with other parties whose consent to sale of the properties we may not be able to obtain.

The Company jointly owns eight properties. As of March 1, 2006, we estimate that the market value of the Company’s interests in these properties was approximately $26,000,000, which is approximately 46% of the aggregate net value of our property portfolio. Because of the nature of joint ownership, sale of these properties will require the Company and its co-owners to agree on the terms of each property sale before such sale can be effected. There can be no assurance that the Company and its co-owners will agree on satisfactory sales terms for any of the properties. If the parties are unable to agree, the matter could ultimately go before a court of law, and a judicial partition could be sought.

We may fail to continue to qualify as a REIT, which would reduce the amount of any potential distributions.

The estimated range of the liquidating distributions per share set forth in this proxy statement assumes that the Company will continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) during the entire liquidation process and, therefore, no provision has been made for federal income taxes. Although the Company expects to maintain its REIT qualification, there can be no assurance in that regard. If we lose our REIT status, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from liquidating sales and distribution of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years.

Stockholders may be liable to our creditors for the amount received from us if our reserves are inadequate.

If our stockholders approve the Liquidation, we intend to dispose of our assets, discharge our liabilities and distribute to our stockholders any remaining assets pursuant to the Plan of Liquidation. Under Maryland law, if we make distributions and fail to maintain an adequate contingency reserve for payment of our expenses and liabilities, each stockholder could be held liable for payment to our creditors of such amounts owed to creditors which we fail to pay. The liability of any stockholder would be limited to the amount of such liquidating distributions previously received by such stockholder from us. Accordingly, in such event, a stockholder could be required to return all such distributions received from the Company. If a stockholder has paid taxes on liquidating distributions previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. Any contingency reserve established by us may not be adequate to cover any expenses and liabilities.

Risks Related to the Investment Company Act of 1940

We may become subject to the Investment Company Act of 1940

If we invest our cash and/or cash equivalents in investment securities, we may be subject to regulation under the Investment Company Act of 1940, as amended (the “1940 Act”). If we are deemed to be an investment company under the 1940 Act because of our investment securities holdings, we must register as an investment company under the 1940 Act. As a registered investment company, we would be subject to the further regulatory oversight of the Division of Investment Management of the Commission, and our activities would be subject to substantial regulation under the 1940 Act. In addition, in order to come within certain exemptive rules under the 1940 Act, at least 75% of our directors would need to be “independent” under the 1940 Act and we would need to have an independent chairman. We would seek to hire an investment adviser registered under the Investment Advisers Act of 1940 to manage our assets, and such investment adviser would be entitled to management fees. We would also require the services of a custodian to maintain our securities, which custodian would be entitled to custodial fees. In addition to registering with the Commission, we would need to file annual, semi-annual and quarterly reports with the Commission, and distribute annual and semi-annual reports to our stockholders.

Although we do not intend to become an investment company and we intend to limit the investments of our assets to government securities and other investments that do not subject us to regulation under the 1940 Act, if we were deemed to have invested in investment securities and did not register under the 1940 Act, we would be in violation of the 1940 Act and we would be prohibited from engaging in business or selling our securities and could be subject to civil and criminal actions for doing so. In addition, our contracts would be voidable and a court could appoint a receiver to take control of us and liquidate us. Therefore, our classification as an investment company could materially adversely affect our business, results of operations and financial condition.

THE STOCKHOLDER MEETING

Time, Date and Place

The Stockholder Meeting will be held on [date] at 10:00 a.m., Eastern Time, at 1401 Broad Street, Clifton, New Jersey 07013.

Proposals

At the Stockholder Meeting, holders of shares of our Common Stock on the Record Date will consider and vote upon (1) approval of the Liquidation of the Company pursuant to the Plan of Liquidation, and (2) the adjournment or postponement of the Stockholder Meeting, if necessary, for the purpose of soliciting additional votes. A description of the Liquidation is included in this proxy statement. A copy of the Plan of Liquidation is attached hereto as Appendix A.

Required Vote

The affirmative vote of two-thirds of the votes entitled to be cast by holders of the outstanding shares of the Common Stock is required to approve the Liquidation pursuant to the Plan of Liquidation.

Voting Rights

Only holders of record of shares of Common Stock on the Record Date will be entitled to vote at the Stockholder Meeting. On the Record Date, 3,347,937 shares of Common Stock were issued and outstanding, consisting of 3,181,540 shares of Class A Common Stock and 166,397 shares of Class B Common Stock. Each holder of record of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held on each of the foregoing proposals. Each holder of record of Class B Common Stock is entitled to one-fifth of a vote for each share of Class B Common Stock held on each of the foregoing proposals. Holders of Class A Common Stock and holders of Class B Common Stock vote together as a single class.

Quorum and Voting

The presence at the Stockholder Meeting, either in person or by proxy, of persons entitled to vote a majority of the outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Stockholder Meeting. Shares which expressly abstain from voting and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at the Stockholder Meeting but not voted on a particular matter) are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or votes “against” a particular matter.

In the event that a quorum is not present at the time the Stockholder Meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may postpone or adjourn the Stockholder Meeting and the persons named in the enclosed proxy will vote all shares of Common Stock for which they have voting authority in favor of that adjournment.

Proxies; Revocation of Proxies

Any proxy given by a stockholder may be revoked by the stockholder at any time prior to the voting of the proxy, by delivering a written notice of revocation to our Secretary, by executing and delivering a later-dated proxy or by attending the Stockholder Meeting and voting in person.

Unless contrary instructions are indicated on the proxy card, the votes entitled to be cast by shares of Common Stock represented by valid proxies will be cast FOR the approval of the Liquidation. If a stockholder gives specific voting instructions by checking the boxes on the proxy card, the votes entitled to be cast by the stockholder will be cast in accordance with such instructions. In the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby in accordance with their discretion on any other matters properly brought before the Stockholder Meeting and discretionary authority to do so is included in the proxy.

The persons named as proxies are Robert J. Ambrosi, our President and Chief Executive Officer, and Bruce Nelson, our Chief Financial Officer.

Proxy Expenses

The costs of preparing, assembling and mailing the proxy, this proxy statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by us. We may engage a proxy solicitation firm to which we would pay a service fee to assist with solicitation of proxies. In addition to the solicitation of proxies by use of the mails, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone, fax or personal interview. We also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

BACKGROUND OF THE LIQUIDATION

We are in the business of acquiring geographically diverse general purpose retail, office and industrial credit lease properties. We seek to generate attractive risk-adjusted returns for our stockholders through a combination of rental income derived from leases of properties and appreciation in the value of properties.

Each year, the Board reviews our strategic position based upon our existing portfolio properties and the credit lease property investment opportunities available to us. The review focuses on the value of our portfolio properties and opportunities to acquire additional properties on terms which the Board believes are reasonably likely to result in an attractive return on investment for our stockholders. We engage The Schronbraun McCann Group (“Schonbraun”), a nationally recognized accounting firm with substantial expertise in valuation of credit lease properties, to prepare a comprehensive valuation of our portfolio. This firm values our properties using a widely-accepted valuation method in which we provided them with the net operating income of each property and they apply to that income stream a capitalization rate derived from publicly-available information about the prices at which similar properties have been bought and sold recently. Working from a reported range of capitalization rates for similar properties, the firm determines the specific capitalization rate to apply to a particular property on the basis of several factors, the most important of which is the creditworthiness of the property’s tenants. Using these methodologies, Schonbraun prepares a report presenting the resulting estimated values of our portfolio properties. See “Proposal No. 1: Liquidation - Report of The Schonbraun McCann Group”.

In addition to the Schonbraun analysis, we develop our own estimates of the values of our portfolio properties. As a result of our years of active participation in all aspects of the credit lease property market and numerous interactions with the principal participants in that market, we review numerous investment opportunities on a weekly basis and have many industry relationships from which we gather information about the terms on which credit lease properties are being bought and sold. We monitor this information on an ongoing basis to keep apprised of current market conditions and emerging trends. Using this information, we assess the terms on which our portfolio properties could be sold and additional credit lease properties may be acquired.

In prior years, this annual assessment has resulted in the Board concluding that there were significant opportunities available to invest proceeds from portfolio property sales and other investment capital available to us in new credit lease properties to achieve our goal of providing attractive returns to our stockholders. However, in recent years, we have seen a substantial increase in investor interest in credit lease properties. This increased level of interest has resulted in a general increase in the price of these properties which, in turn, has made it more difficult to acquire properties on terms which will enable us to achieve our goal. This change in prevailing market conditions and the adverse effect it has had on our ability to identify new investment opportunities which will enable us to provide attractive returns to our stockholders is one principal factor our Board considered in deciding to explore opportunities to liquidate our portfolio of properties and distribute the proceeds to our stockholders.

The second principal factor is the substantial cost associated with operating the Company as a reporting company under the Securities Exchange Act of 1934. Because the Company has more than 500 stockholders, we are required to file periodic and other reports with the Securities and Exchange Commission (SEC) and to comply with other rules and regulations of the SEC. The cost of this compliance, in terms of enhanced internal systems and controls, legal, accounting and other fees of third party advisors, as well as management time devoted to compliance, is substantial. This cost can be readily justified for a larger company having substantially greater resources which is able to take advantage of the primary benefits of being a reporting company—access to the public markets to raise investment capital and the ability to use its shares of stock as a liquid acquisition currency. Because of our size and the fact that our Common Stock is not listed or quoted for trading, we are not able to realize either of these benefits. The Board believes that bearing the costs of being a reporting company without realizing the benefits is a competitive disadvantage for us. In light of limited opportunities to significantly expand our assets and operations on terms favorable to our stockholders due to current market conditions, our Board resolved to investigate opportunities to liquidate our portfolio, distribute net proceeds to our stockholders and discontinue operations.

The Board’s objective in investigating Liquidation of the portfolio was to maximize stockholder value and financial return to our stockholders. While the price at which our portfolio properties can be sold is the principal determinant of stockholder value which can be derived from Liquidation, other factors are relevant as well. With these additional considerations in mind, we initially sought to sell all or substantially all of our portfolio to a single purchaser in a transaction in which the purchaser would assume certain indebtedness. Our portfolio is well-diversified in terms of property type, location and lease term. At any point in time, certain credit lease properties will command a more favorable valuation than others. If we were to sell only the properties which were most attractive to investors in one or more transactions, we would retain the relatively less attractive properties which would sell at relatively lower values. With these additional considerations in mind, we initially sought to sell all or substantially all of our portfolio to a single purchaser in a transaction in which the purchaser would assume certain indebtedness. Our Board also determined that in light of considerations such as early repayment fees which would be incurred in repaying mortgage financing on some properties, it would be advantageous to have a purchaser assume certain indebtedness having relatively high early payment penalties in order to avoid these penalties. With these additional considerations in mind, we initially sought to sell all or substantially all of our portfolio to a single purchaser in a transaction in which the purchaser would assume certain indebtedness.

Drawing from management’s extensive experience and contacts in the credit lease property investment industry, we determined which industry participants had the ability to make a bona fide offer to purchase our portfolio substantially as a whole. In the second and third quarters of 2004, we provided information regarding our portfolio, including property values determined by our third party valuation advisor, and invited proposals from more than 20 industry participants. We also provided information regarding our portfolio to a number of third party brokers and advisors and requested that they make it available to any parties they knew which may be interested in acquiring the portfolio.

This process resulted in five offers to acquire all or substantially all of the properties in our portfolio and a number of offers to acquire selected properties from our portfolio. For the reasons stated above, we determined that pursuing a timely disposition of a substantial portion of the portfolio to a single purchaser was the strategy most likely to yield a favorable return to our stockholders. After reviewing the offers received and evaluating the ability of the offerors to complete the proposed transactions, we reached a preliminary determination that an offer put forth by HPI/NL Investors, LLC (“HPI”) afforded us the greatest aggregate purchase price, an opportunity to have the acquiror assume certain indebtedness the prepayment of which would have resulted in substantial fees, and the best alternative for consummating the sale of a substantial portion of our portfolio properties in a timely manner, while market conditions remained favorable for us to pursue a sale of the properties.

In the fourth quarter of 2004, we worked with HPI towards execution of a definitive purchase agreement. While negotiations with HPI proceeded, we continued to make information about the portfolio properties available to interested parties and to have discussions concerning alternative transactions. However, our Board continued to assess all viable alternative transactions, but determined that none was preferable to the proposed transaction with HPI.

On December 20, 2004 we entered into a Contract of Purchase and Sale with HPI, which then commenced its due diligence investigation of the Properties. HPI determined that it would not purchase certain properties initially included in the transaction. On February 2, 2005 we entered into a First Amendment to Contract of Purchase and Sale with HPI which provided for the exclusion of certain properties from the transaction and a reduction in the purchase price.

We continued to work with HPI towards completion of the proposed transaction through the second quarter of 2005. However, it became apparent that, primarily due to increases in interest rates, HPI would not succeed in raising the debt financing necessary to complete the transaction. The Contract of Purchase and Sale with HPI expired in accordance with its terms on June 30, 2005, although we continued discussions with HPI regarding a number of alternative transaction structures which would have resulted in the sale of a substantial portion of our portfolio properties. We ultimately concluded that such a transaction with HPI was not possible and we entered into a Termination and Release Agreement with HPI in November 2005.

Upon expiration of the HPI agreement, we commenced discussions with a number of interested parties regarding alternative transactions which would result in a sale of substantially all of our portfolio properties. One party in particular, a large, publicly-traded REIT, expressed strong interest in such a transaction. We entered into a nonbinding letter of intent with this party providing for a merger of the Company into an affiliate of this REIT, with our stockholders receiving cash for their shares of Company stock. This party engaged in extensive due diligence and negotiation of a definitive merger agreement, but ultimately determined not to proceed with the transaction. While we were not advised of this potential purchaser’s reasons for its decision not to proceed, we believe that with an influx of additional acquisition financing, its management became focused on larger transactions which would enable it to deploy its assets more quickly.

We have continued to contact numerous parties and investigated a number of opportunities to sell a substantial portion of our portfolio properties in a single transaction. Despite extensive marketing of this investment opportunity, we have not reached an agreement to acceptable terms of sale with a party capable of consummating such a transaction. Our Board has determined that in light of current market conditions and the fact that our efforts have not yielded an opportunity to sell our entire portfolio of properties in such a transaction, it is in the best interest of our stockholders to sell these properties on the best available terms.

PROPOSAL NO. 1: LIQUIDATION

Reasons For The Liquidation

The Board’s objective in considering the proposed Liquidation and various alternatives to it was to maximize stockholder value and financial return to our stockholders. As described under the caption “Background of the Liquidation,” in the third quarter of 2004 our Board performed its annual review of values of our portfolio properties and opportunities to make additional investments in credit lease properties on terms which would yield attractive returns to our stockholders. Based on the results of this review and concerns that the cost of continuing operations as a “reporting company” was a competitive disadvantage for a company of our size, the Board determined that it is in our best interests to explore opportunities to liquidate our assets, discharge our liabilities and distribute remaining assets to our stockholders. The Board has regularly reviewed this determination in light of updated information about our portfolio properties and market conditions in general, and continues to believe that the Liquidation is in the best interests of our stockholders.

The factors considered by the Board in determining whether to approve the Liquidation, include those enumerated below. While all of these factors were considered, the Board did not make determinations with respect to each of these factors separately. Rather, the Board made its judgment based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors. In making its determination with respect to the Liquidation, the Board considered a number of potential benefits, including those listed below.

The Liquidation would enable us to liquidate our investments in credit lease properties at a time when market prices for these properties have increased due to increased investor demand. We do not think current market conditions are favorable for making substantial additional investments in credit lease properties on terms which would yield an attractive investment return for our stockholders. In the absence of opportunities to grow the Company’s operations significantly in order to position the Company to benefit from the greater access to public capital markets associated with reporting company status, we believe our status as a reporting company is a disadvantage due to the increased cost of operating as a reporting company, which would reduce returns to our stockholders.

The Board reached its decision to approve the Liquidation after first exploring a number of strategic alternatives for the Company, including continuing its operations independently and merging with another company. The Board also explored several opportunities to sell a substantial portion of the Company’s portfolio properties to a single buyer, and entered into an agreement for such a transaction in December 2004. However, the purchaser under that agreement was unable to obtain the necessary financing to complete the transaction. Based upon its consideration of these alternatives, the Board determined that Liquidation pursuant to the Plan of Liquidation is the course of action most likely to maximize stockholder value.

The Board believes that it has fully investigated all alternatives available to the Company, through management’s extensive network of contacts in the credit lease property investment industry. The Board further believes that the Company’s extensive marketing efforts through this network to sell our portfolio properties will result in sale of these properties on the best terms currently available in this market. Finally, the Board expects that all of the sale proceeds will be in the form of cash, enabling the Company to provide liquidity to the stockholders and avoiding issues with respect to the valuation of non-cash proceeds.

Taking all of these factors into consideration, the Board has determined that Liquidation pursuant to the Plan of Liquidation is in the best interests of our stockholders, and that the anticipated liquidation distributions totaling between $12.50 and $14.00 per share is fair in light of the Company’s current and anticipated financial condition, business opportunities and the market environment within which we operate.

The Board also identified and considered several potentially negative factors relating to the Liquidation, which are set forth below.

We do not know the prices and other terms on which our portfolio properties and other assets can be sold pursuant to the Plan of Liquidation. While we have estimated sale prices and transaction costs to arrive at an estimate of total liquidating distributions for purposes of this proxy statement there can be no assurance that these estimates are correct. The actual amount of liquidating distributions may be substantially less than what we have estimated, and our stockholders may not receive the entire amount to be distributed for several years.

Upon completion of the Liquidation, our stockholders will no longer realize the financial benefits of continued ownership of our portfolio properties, including participation in earnings and potential appreciation of property values.

Our stockholders may, depending on their respective tax bases in the shares of Common Stock, realize a taxable gain as a result of the liquidation.

The Board concluded that the potentially negative factors were outweighed by the potential benefits to be gained by the Liquidation. The members of the Board evaluated all of the factors described above in view of their knowledge of our business and operations and their own business judgment. In light of the wide variety of factors considered in connection with its evaluation of the Liquidation, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Board may have given different weight to different factors.

Overview

You are being asked to approve Liquidation of the Company pursuant to the Company’s proposed Plan of Liquidation. Your Board of Directors recommends that you vote “FOR” Liquidation of the Company pursuant to the Plan of Liquidation.

The key provisions of the Plan of Liquidation provide, in part, that:

•	The Company is not anticipated to engage in any business activities other than those necessary or convenient to preserve its assets, wind up its business and affairs, discharge and pay all its liabilities, and distribute its assets to its stockholders;

•	The final distribution to common stockholders will be made, if possible, no later than the second anniversary of the date on which our stockholders approve the Liquidation. However, we cannot assure you that the final distribution will be made in such time period;

•	Upon the determination of the Board of Directors, the Company will transfer and assign to a trust designated by the Directors of the Company into which cash and property may be transferred if deemed necessary by the Directors (a “Liquidating Trust”), the Company’s remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities and to make liquidating distributions to stockholders;

•	Upon the transfer and assignment by the Company to the Liquidating Trust of the Company’s remaining assets, such assets shall be held solely for the benefit of an ultimate distribution to the Company’s stockholders after payment of unsatisfied debts and liabilities, and the stockholders’ certificates for shares shall be deemed to represent certificates for identical interests in the Liquidating Trust;

•	The distributions contemplated by the Plan of Liquidation are anticipated to be in complete liquidation of the Company and in cancellation of all issued and outstanding shares of Common Stock;

•	The Board of Directors has the authority to terminate the Company’s status as a REIT under the Code without the approval of the stockholders;

•	The Board of Directors may terminate the Plan for any reason. The power of termination may be exercised before or after approval of the Liquidation by the stockholders, but such power shall not continue after Articles of Dissolution have been accepted for record by the State Department of Assessments and Taxation (“SDAT”) of Maryland; and

•	Notwithstanding approval of the Liquidation by the stockholders, the Board of Directors may modify or amend the Plan without further action by the stockholders of the Company to the extent permitted under current law.

Pursuant to the Plan of Liquidation and in accordance with the applicable provisions of law, the Company’s officers are authorized:

•	to promptly wind up the Company’s affairs, collect its assets and pay or provide for its liabilities (including contingent liabilities);

•	to sell or exchange any or all of our property at public or private sale, including all transactions referenced herein;

•	to prosecute, settle or compromise all claims or actions involving the Company;

•	to declare and pay liquidating distributions in cash, kind or both to the stockholders;

•	to execute for the Company or on its behalf all contracts of sale, deeds, assignments, notices and other documents as are necessary in connection with the Liquidation;

•	to execute for the Company or on its behalf any forms and documents required by law, including tax returns;

•	to pay all costs, fees and expenses, taxes and other liabilities incurred by the Company in carrying out the Liquidation;

•	to do all other things reasonably necessary or advisable to complete the Liquidation; and

•	to cancel all outstanding shares of common stock upon the payment of all liquidating distributions pursuant to the Plan of Liquidation and our filing of Articles of Dissolution with the SDAT.

Amount and Timing of Distributions to the Stockholders as a Result of the Liquidation

We estimate that the Company will make liquidating distributions to the common stockholders in an aggregate amount in the range of $12.50 to $14.00 per share. The Company will distribute net proceeds of asset sales, after deducting for expenses and reserves, to its common stockholders at the discretion of the Company’s Board of Directors. There can be no assurances that the Company will be successful in disposing of properties for values equaling or exceeding those currently estimated by the Company or that such dispositions will occur as early as estimated by the Company. If values of the Company’s assets decline or the costs and expenses related to such asset sales exceed those which are currently estimated by the Company, or if properties are not leased at the rental rates the Company currently expects, the Liquidation may not yield distributions in the approximate amount anticipated. No assurances can be made as to the actual amount and timing of distributions, which could be made over a substantial period of time.

Implementation of the Plan of Liquidation

The Company has taken several steps to implement the Plan of Liquidation.

•	We have entered into an agreement to sell our limited partnership interest in the entity owning the Fort Washington, PA property for $2,500,000, which amount is subject to adjustment in accordance with the agreement.

•	We have entered into an agreement to sell our tenant-in-common interest in the Paramus, NJ property to the remaining tenant-in-common interest pursuant to an exercise of its right of first refusal for approximately $3,500,000, which amount is subject to adjustment in accordance with the agreement. The owner of the remaining tenant in common interest is an affiliate of our Advisor.

•	We have entered into an agreement to sell four properties located near Charlotte, NC for approximately $9,200,000, which amount is subject to adjustment in accordance with the agreement and would yield net proceeds to the Company of approximately $5,000,000.

•	We have entered into an agreement, subject to due diligence, to sell the Overland Park, KS property for approximately $13,600,000, which amount is subject to adjustment in accordance with the agreement and would yield net proceeds to the Company of approximately $3,500,000.

•	We are actively marketing our portfolio properties through a number of channels to sell these assets in a manner which will yield cash proceeds to fund potential distributions to stockholders in a reasonable time frame and at reasonable transaction costs.

Stockholder approval of the Liquidation gives to the Board the power to direct the sale (or, in certain cases, otherwise dispose of) all of our assets on such terms and in such manner as determined by the Board in its discretion. The prices at which we may be able to sell those assets will depend on factors that may be beyond our control and may not be as high as the prices that could be obtained if the Company were not in liquidation. Approval of the liquidation will constitute approval of any such sales or other dispositions. We will not be required to obtain any further stockholder approval with respect to specific terms of any particular sales or other dispositions of assets approved by the Board of Directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement, sale or disposition, unless required by applicable law.

Dissolution

Following the final liquidating distribution under the Plan of Liquidation and upon satisfaction of any other state or federal law requirements as to filings, notices or other actions in connection with the Liquidation, we intend to file Articles of Dissolution with the SDAT. Under certain circumstances, we may transfer and assign cash and other property to a liquidating trust for the benefit of an ultimate distribution to our stockholders, subject to any unsatisfied debts, liabilities and expenses.

Indemnification of Directors and Officers

We anticipate that our current directors and officers will continue to serve in these capacities after the approval of the Liquidation. Under Maryland law, directors remaining in office owe duties to creditors as well as to our stockholders during the dissolution process. We will continue to indemnify our officers, directors, employees, agents and representatives for actions taken in connection with the Plan of Liquidation and the winding up of the affairs of the Company in accordance with our charter, bylaws, our existing directors’ and officers’ liability insurance policy and applicable law. The Company’s obligation to indemnify such persons against claims which arise may also be satisfied out of assets of a Liquidating Trust, if any. Our Board has obtained and our Board and the trustees of any Liquidating Trust are authorized to obtain and maintain, insurance as may be necessary to cover our indemnification obligations.

Certain Compensation Arrangements

We may, in the absolute discretion of our Board, pay to our present or former officers, directors, employees, agents and representatives, or any of them, compensation in connection with the implementation of the Plan of Liquidation. Our directors currently receive an annual retainer of $5,000, $1,000 for each meeting of the Board and $500 for each meeting of a committee of the Board as compensation for their services. We expect this arrangement will continue so long as our directors remain in office.

Final Record Date

If the Liquidation is approved by the stockholders, we will close our transfer books on the date on which the Company files Articles of Dissolution with the SDAT under Maryland law (the “Final Record Date”). After the Final Record Date, we will not record any further transfers of our Common Stock except pursuant to the provisions of a deceased stockholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. In addition, after the Final Record Date, we will not issue any shares of our Common Stock upon exercise of outstanding options or warrants.

Surrender of Stock Certificates

Subsequent to the Final Record Date, we may elect to require stockholders to surrender certificates representing their shares of the Common Stock in order to receive subsequent distributions, if any. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates is required, all distributions otherwise payable by the Company or a Liquidating Trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate representing the Common Stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Liquidating Trust

If advisable for any reason to complete the liquidation and distribution of our assets to our stockholders, our Board may at any time transfer to a Liquidating Trust our remaining assets and obligations. The Liquidating Trust thereupon will succeed to all of our then remaining assets, including all amounts in the contingency reserve, and any of our remaining liabilities and obligations. The sole purpose of the Liquidating Trust will be to prosecute and defend suits by or against us, to collect amounts due to us, to settle and close our business, to dispose of and convey our assets, to satisfy our remaining liabilities and obligations and to distribute our remaining assets to our stockholders. Any distributions made from the Liquidating Trust will be made in accordance with the provisions of the Plan of Liquidation. Our Board may appoint one or more of its members to act as trustee or trustees of the Liquidating Trust and to cause us to enter into a liquidating trust agreement with such trustee or trustees of the Liquidating Trust on such terms and conditions as our Board determines are appropriate. Approval of the Liquidation by the stockholders also will constitute approval by the stockholders of any appointment of a trustee and of a liquidating trust agreement between us and any trustee, as well as the transfer of our remaining assets to the Liquidating Trust.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the Liquidation and distributions to stockholders which may result from it. It is based upon laws, regulations (whether final, temporary or proposed), rulings and judicial decisions now in effect, all of which are subject to change, some of which may have retroactive effect. The summary does not purport to be a complete analysis of all federal income tax consequences of the Liquidation and distributions to stockholders which may result from it, nor does it address any aspect of state, local, foreign or other tax laws.

Treasury Department Circular 230 Notice

To ensure compliance with Treasury Department Circular 230, we advise you that any tax discussion herein was not written and is not intended to be used and cannot be used by any stockholder for purposes of avoiding U.S. federal income tax penalties that may be imposed on the stockholder. Any such tax discussion was written to provide information regarding the income tax consequences of the transaction described in the Proxy Statement. Each stockholder should seek advice based on the stockholder’s particular circumstances from an independent tax adviser.

Tax Consequences to the Company

We have qualified as a REIT under Sections 856-860 of the Code since we became a REIT in 1993. As a REIT, we are generally not subject to federal corporate income tax on the portion of our taxable income that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction. In order to maintain our status as a REIT, we must, among other things, continue to derive income from qualified sources, principally rents from real property, interest from mortgages on real property and gains from the sale or exchange of real estate assets. In addition, our principal investments must continue to be in real estate assets. If the Liquidation is approved by our stockholders, we intend to carry out the Liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all our assets to our stockholders, which may include the transfer of assets to a Liquidating Trust. However, as a result of the Liquidation there may arise circumstances which cause us to fail to qualify as a REIT. The Board of Directors has the authority under the Plan of Liquidation to cause the Company to discontinue our status as a REIT at any time if the Board of Directors finds it in the best interests of our stockholders to do so.

So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are sales of property held primarily for sale to customers in the ordinary course of a trade or business. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our properties are held for investment and the production of rental income, and that none of the sales of our properties in accordance with the Plan of Liquidation will constitute a prohibited transaction. There can, however, be no assurances that the Internal Revenue Service will not successfully challenge the characterization of properties we hold for purposes of applying the 100% tax.

We expect to completely liquidate within 24 months after our adoption of the Plan of Liquidation. Assuming we liquidate, distributions made pursuant to the Plan within such 24-month period will be treated as dividends paid for purposes of computing our dividends paid deduction, but only to the extent of our earnings and profits, computed without regard to our capital losses, for the taxable year in which any such distributions are made. As a result, and provided that we continue to qualify as a REIT, we believe that we will not be subject to federal corporate income tax on gain recognized in connection with liquidating sales of our assets, nor will we be subject to federal corporate income tax on gains realized upon a liquidating distribution of any of our appreciated assets.

While we intend to continue to qualify as a REIT for the period prior to the distribution of all of our assets to our stockholders, which includes the transfer of assets to a Liquidating Trust, no assurance can be given that we will not lose or terminate our status as a REIT. Should we lose our status as a REIT, either inadvertently or because the Board of Directors deems such loss to be in the best interests of our stockholders, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from liquidating sales and distribution of our assets for the taxable year in which our qualification as a REIT terminates, and in any subsequent years.

If we are unable to dispose of all of our assets within 24 months after adoption of the Plan of Liquidation or if it is otherwise advantageous or appropriate to do so, the Board of Directors may establish a Liquidating Trust to which we could distribute in kind our unsold assets. In any event, even if all of our assets were disposed of within such period, the Board of Directors may decide to establish a Liquidating Trust to retain cash reserves beyond such 24-month period to meet our contingent liabilities. Under the Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be considered a liquidating trust. Although neither the Code nor the Treasury regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the Internal Revenue Service’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, you will be treated as the owner of your pro rata portion of each asset, including cash, received by and held by the Liquidating Trust. Accordingly, you will be treated as having received a liquidating distribution equal to your share of the amount of cash and the fair market value of any asset distributed to the Liquidating Trust. You will recognize gain to the extent such value is greater than your basis in your stock notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. In addition, you will be required to take into account in computing your taxable income your pro rata share of each item of income, gain and loss of the Liquidating Trust.

An individual stockholder who itemizes deductions may deduct his pro rata share of fees and expenses of the Liquidating Trust only to the extent that such amount, together with the stockholder’s other miscellaneous deductions, exceeds 2% of his adjusted gross income. A stockholder will also recognize taxable gain or loss when all or part of his pro rata portion of an asset is disposed of for an amount greater or less than his pro rata portion of the fair market value of such asset at the time it was transferred to the Liquidating Trust. Any such gain or loss will be capital gain or loss so long as the stockholder holds his interest in the assets as a capital asset.

If the Liquidating Trust fails to qualify as such, its treatment will depend, among other things, upon the reasons for its failure to so qualify. In such case, the Liquidating Trust would most likely be taxable as a corporation. In such case the Liquidating Trust itself would be subject to tax, and stockholders could also be subject to tax upon the receipt of distributions from the Liquidating Trust. If the Board of Directors elects to use a Liquidating Trust, it is anticipated that every effort will be made to ensure that it will be classified as such for federal income tax purposes.

Distributions to Stockholders

As a result of the Liquidation, stockholders may receive one or more liquidating distributions. The amount of any distribution should be applied first to reduce a stockholder’s tax basis in his shares of Common Stock, but not below zero. A stockholder’s tax basis in his shares will generally equal the stockholder’s cost for his shares of Common Stock. If a stockholder owns more than one block of shares of Common Stock, the amount of any distribution must be allocated among the several blocks of shares owned by the stockholder in the proportion that the number of shares in a particular block bears to the total number of shares owned by the stockholder. The amount of the distributions in excess of a stockholder’s basis in his Common Stock will be gain, and should be recognized in the year the distribution is received. If the amount of the distributions are less than the stockholder’s basis in his shares of Common Stock, the stockholder will generally recognize a loss in the year the final distribution is received by the stockholder. The gain or loss will be a capital gain or loss, assuming the Common Stock is held as a capital asset. Long-term capital gain realized by a stockholder that is an individual, estate or trust is generally taxed at a maximum rate of 15%. A capital gain or loss will be long term with respect to stock that has been held by a stockholder for more than one year. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income.

We will provide stockholders and the Internal Revenue Service (“IRS”) with a statement of the amount of cash and the fair market value of any property distributed to the stockholders during that year as determined by the Company, at such time and in such manner as is required by the IRS.

Appraisal or Dissenters’ Rights

Pursuant to Maryland law, you are not entitled to appraisal rights in connection with the approval of the Liquidation.

Report of The Schonbraun McCann Group

We engaged The Schonbraun McCann Group, a national consulting firm whose practice focuses on real estate and finance, to prepare a valuation report on our portfolio properties. Our Board has used this report (the “Schonbraun Report”) together with other information concerning property values and market trends to reach its determination that the Liquidation is in the best interests of our stockholders and to evaluate terms and conditions on which properties will be sold. We have also used this report in estimating the amount of liquidating distributions our stockholders may receive as a result of the Liquidation. This report has been updated as of March 1, 2006.

The material assumptions and qualifications of the Schonbraun Report are summarized below, although this summary does not purport to be a complete description of the various inquiries and analyses undertaken by The Schonbraun McCann Group in preparing the Schonbraun Report. Arriving at a property valuation is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

Although we advised The Schonbraun McCann Group that certain assumptions were appropriate in our view, we imposed no conditions or limitations on the scope of the investigation by The Schonbraun McCann Group or on the methods and procedures to be followed by The Schonbraun McCann Group in preparing the report. The fees and expenses of The Schonbraun McCann Group will be borne by us.

Qualifications to the Valuation Report

In connection with preparing the valuation report, The Schonbraun McCann Group was not engaged to and, therefore, did not: (i) make any recommendation to us, our board of directors or our stockholders with respect to whether to pursue the Liquidation or accept or reject any transaction in connection therewith; (ii) express any opinion as to the business decision to pursue Liquidation or the alternatives to Liquidation; and (iii) provide any implied or explicit guarantee or warranty that the amounts actually realized in a transaction involving the sale of one or more of our portfolio properties will equate to their estimate of the value of such property. The Schonbraun Report is based on business, economic, real estate market, and other conditions as they existed and could be evaluated on the date of The Schonbraun McCann Group’s analysis. Events occurring after that date may materially affect the assumptions used in preparing the valuation report. The report conforms with the requirements established by the Uniform Standards for Professional Appraisal Practice in addition to the Standards of Professional Practice of the Appraisal Institute.

Experience of The Schonbraun McCann Group

The Schonbraun McCann Group provides a full range of services to meet the needs of the real estate and finance industries, including but not limited to, business consulting, financial, tax, and real estate advisory services to clients located throughout the United States, including REITs, financial institutions, investment banks, opportunity funds and pension advisors. The Schonbraun McCann Group and its principals are members of the American Institute of Certified Public Accountants and are registered with the Public Company Accounting Oversight Board. We selected The Schonbraun McCann Group because of its experience in the valuation of credit lease properties and other real estate assets and because of our experience in working with them.

Summary of Materials Considered and Reviews Undertaken

The Schonbraun McCann Group’s analysis of the value of our portfolio properties involved, among other things, the review of the following information: (i) a portfolio survey prepared by our management that included, among other things, a current rent roll for each property, historical operating statements for the period of our ownership, as available, and operating budgets for each property, including capital expenditures, tenant improvement allowances and leasing commissions; (ii) published national surveys, including the Korpacz Real Estate Investor Survey Results and credit ratings from Moody’s and Standard and Poors, and certain other available published information relating to acquisition criteria for properties similar to our properties; (iii) appraisals of our properties performed at or around the time of our acquisition, financing or refinancing of such properties; (iv) our annual reports to stockholders filed with the SEC on Form 10-K and our quarterly reports filed with the SEC on Form 10-Q.

In addition, representatives of The Schonbraun McCann Group reviewed information concerning local market conditions and competing properties. The Schonbraun McCann Group also discussed with the Advisor and the property managers conditions in retail, office and industrial property markets in general, and the local market of each property, in particular, market conditions for the sale/acquisition of properties similar to our properties, the current and projected operation and performance of each of the properties, and the current debt encumbering each property.

The Schonbraun McCann Group’s Analysis

The Schonbraun McCann Group employed the capitalized returns method to estimate the value of our portfolio properties. The underlying premise for this valuation method is the basic valuation principle that an investment is worth the present value of all future net income it will produce for its owners. The method utilizes net operating cash flow from a property and estimated residual proceeds from the sale of the property at the end of a multi-year holding period, and discounts such cash flows to present value at a rate deemed appropriate to estimate the present value of the property. This method was selected over other methods (i.e. comparable sales or replacement costs) as it is commonly used by sellers and acquirers of properties. The Schonbraun McCann Group advised that use of these other methods would not result in valuation conclusions that differ from those contained in the report.

The Schonbraun McCann Group was provided with the estimated net operating income (“NOI”) of each subject property by the Company. NOI is the gross rental income less net unreimburseable expenses of each property. A property value was derived for each subject property by estimating the present value of the anticipated cash flows during a typical holding period at the selected discount (yield) rate. Further analysis examined the implied capitalization rate obtained by dividing the NOI by the value conclusion. The capitalization rate is the ratio of yearly NOI to the property value and is determined by evaluating the financial data of similar properties which have recently sold in a specific market. The Schonbraun McCann Group obtained the yield rates used to value the subject properties from Korpacz Real Estate Investor survey and adjusted them for the creditworthiness of the tenant and location of the property.

Assumptions

In preparing its report, The Schonbraun McCann Group has relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information contained in this proxy statement or furnished or otherwise communicated to The Schonbraun McCann Group by us, the Advisor or the property manager. The Schonbraun McCann Group has relied on our assurance that any pro forma financial statements, projections, budgets, estimates or adjustments provided or communicated to The Schonbraun McCann Group were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the value of the assets or the information reviewed between the date such information was provided to The Schonbraun McCann Group and the date of The Schonbraun McCann Group’s report; and that we are not aware of any information or facts that would cause the information supplied to The Schonbraun McCann Group to be incomplete or misleading in any material respect. Further, The Schonbraun McCann Group has assumed (i) good and marketable title to the properties, (ii) responsible ownership and management of the properties, (iii) the correctness of all engineering work relating to the properties, (iv) the absence of hidden conditions in the properties, subsoils or structures which would render them more or less valuable, (v) full compliance with all applicable environmental and zoning laws and regulations, (vi) that all required licenses and other governmental consents have been obtained, and (vii) that the utilization of the land and improvements is within the respective boundaries or property lines of the properties.

Conclusions

The Schonbraun McCann Group report states the estimated fair market value of our portfolio properties, based upon and subject to its analysis and assumptions, qualifications and limiting conditions, as of March 1, 2006.

The above does not purport to be a complete description of the analyses performed or the matters considered by The Schonbraun McCann Group in preparing its valuation report. The Schonbraun McCann Group has advised our board of directors that its entire analysis must be considered as a whole and that selecting portions of the analysis and the factors considered by The Schonbraun McCann Group, without considering all analyses and factors, could create an incomplete view of the valuation process underlying the valuation report.

Compensation and Material Relationships

The Schonbraun McCann Group has been paid a fee of $25,000 for its services as described herein and in preparing to deliver the valuation report. The fee was negotiated between the Board of Directors and The Schonbraun McCann Group. Payment of the fee to The Schonbraun McCann Group is not dependent upon completion of the Liquidation or upon The Schonbraun McCann Group’s findings. During the past two years, the Company and its affiliates have retained The Schonbraun McCann Group to render consulting and valuation services and to prepare tax returns, for which it was paid a total of approximately $64,000 in 2005 and $94,000 in 2004 in connection with such assignments. The Schonbraun McCann Group may be engaged by the Company or our affiliates to render additional services in the future on terms which have not yet been defined.

Availability of The Schonbraun Report

A copy of The Schonbraun Report is available at the principal office of the Company for inspection and copying during regular business hours by any stockholder or his authorized representative. The Company will send a copy of The Schonbraun Report to any stockholder or his authorized representative upon written request and at the expense of the requesting stockholder.

Recommendation of the Board of Directors

The Board unanimously recommends a vote FOR the Liquidation pursuant to the Plan of Liquidation.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

In considering the recommendation of the Board, our stockholders should be aware that certain members of the Board and our management have interests in the Liquidation that may be different from, or in addition to, the interests of stockholders generally.

Advisor

We are managed by our advisor, ARC Capital Advisors L.P., a New Jersey limited partnership (the “Advisor”), which performs services for us pursuant to the terms of an advisory agreement, as amended (the “Advisory Agreement”). Such services include serving as our investment and financial advisor and providing consultation, analysis and supervision of our activities in acquiring, financing, managing and disposing of properties. The Advisor also performs and supervises our various administrative duties such as maintaining the books and records. Our Chairman and President is the general partner of the Advisor. Pursuant to the Advisory Agreement, we have agreed to pay our Advisor a disposition fee that is generally equal to three percent (3%) of the contract sales price of each portfolio property, provided that 50% of the disposition fee for each property will be paid only if the property is sold at a gain. We have also agreed to pay our Advisor incentive compensation in the amount of twenty percent (20%) of amounts distributed to our stockholders after our stockholders have received distributions equal to the amount of their initial investment in shares of Common Stock plus a preferred return of eight percent (8%). We estimate that the incentive fee payable to the Advisor will be approximately $3,200,000. In addition, we have agreed to reimburse the Advisor for various legal functions connected with our Commission filings.

As of March 1, 2006, the Advisor holds a stock option in the amount set forth under the caption “Security Ownership of Management.” Principals of the Advisor owned 44,760 shares of our Class A Common Stock, which represents approximately 1.4% of the outstanding shares of our Class A Common Stock and 1.3% of the outstanding shares of Common Stock. See “Stock Options.”

Affiliated Ownership of and Transactions in Certain of Our Properties

Paramus, NJ Property

In May 2003, we purchased a 40% tenant-in-common interest in the Paramus Plaza in Paramus, NJ for a purchase price of $2,400,000 and the assumption of a 40% interest in the first mortgage on the property. The remaining 60% tenant-in-common interest in the property is held by an affiliate of the Advisor. We have entered into an agreement to sell our interest in this property to an affiliate of the Advisor pursuant to an exercise of its right of first refusal for approximately $3,500,000. The purchase price is approximately equal to the value of our interest in the property based upon the property value determined by our third party valuation advisor.

Woodcliff Lake, NJ Property

An affiliate of our Chairman and President is the general partner of ARC International, a limited partnership that owns the 70,000 square foot building located on 425 Chestnut Ridge Road in Woodcliff Lake, NJ leased to Great Atlantic & Pacific Tea Company. We have an 11.2% limited partnership interest in ARC International and the affiliate has a 5% general partnership interest. As of the date of this proxy statement we do not have a proposal to sell this property.

Charlotte, NC Properties

In December 2000 we purchased four properties located near Charlotte, NC for a purchase price of $6,123,344. We have entered into an agreement to sell these properties to an affiliate of the Advisor for approximately $9,200,000, which amount is subject to adjustment in accordance with the agreement and would yield net proceeds to the Company of approximately $5,000,000. The purchase price is approximately equal to the value of the properties determined by our third party valuation advisor.

Stock Options

The Advisor and our directors hold stock options in the amounts set forth under the caption “Security Ownership of Management.” The stock options granted to our directors have tandem stock appreciation rights. These options vest in equal installments over a period of four years from the date of grant of the options. The options granted to the Advisor were granted in 1998 and are fully vested and exercisable in the absence of the Liquidation. The options granted to the directors were granted in 1998 and 2003 and are presently fully vested as to all but 2,500 shares. All options have an exercise price of $8.50 per share. Stockholder approval of the Liquidation would result in acceleration of the vesting of these options such that they would become fully vested and exercisable. We estimate that we will pay to option holders an aggregate amount of approximately $3,000,000 in settlement of their stock options if the Liquidation is approved and completed consistent with the asset values and other assumptions on which we have based our estimates of amounts to be distributed to our stockholders.

Potential Affiliated Party Transaction

In addition, we may sell certain assets which may not be readily marketable and which comprise approximately fifteen percent (15%) of the value of our portfolio to an affiliated entity in which one or more of our directors and executive officers have an interest. Any such sale would be completed at asset values determined by our Board of Directors to be fair to and in the best interests of the Company, based upon the determination of our independent third party valuation advisor and such other information as it deems relevant, and would be subject to approval by a majority of the independent directors on our Board of Directors who have no interest in the affiliated entity.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 1, 2006, information concerning the number of shares of Common Stock and options to purchase Common Stock, that are currently exercisable, or exercisable within 60 days of March 1, 2006, beneficially owned by each of our directors and executive officers and all directors and executive officers as a group.

Title of Class	Name and Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership(1)		Percent of Common Stock
Common Stock	Robert J. Ambrosi, Chairman and President	33,074	(2,3,4)	*
Common Stock	Dietmar Georg, Director	5,000	(2,4)	*
Common Stock	Mervin H. Goldman, Director	9,000	(2,4)	*
Common Stock	Claudia Graff, Vice President	540		*
Common Stock	Richard G. Kelley, Director	7,702	(2,4)	*
Common Stock	Joseph M. Morena, Treasurer	3,242		*
Common Stock	Bruce Nelson, Chief Financial Officer	5,202		*
Common Stock	Marc A. Perel, Director and Executive Vice President	2,702		*
Common Stock	Garrett E. Sheehan, Director	5,000	(2,4)	*
Common Stock	James M. Steuterman, Director	5,000	(2,4)	*
Common Stock	All directors and executive officers as a group (10 persons)	76,462	(2,4)	2.3%

*	Less than one percent.

(1)	The number of shares of Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities, except as provided in footnote 3 below.

(2)	Includes shares of Common Stock which may be acquired pursuant to stock options with tandem stock appreciation rights which are exercisable within 60 days of March 1, 2006, as follows: Mr. Ambrosi (650,000) (see footnote 3); Mr. Georg (5,000); Mr. Goldman (5,000); Mr. Kelley (5,000); Mr. Sheehan (5,000) and Mr. Steuterman (5,000).

(3)	Excludes 650,000 stock options owned by our Advisor, which is controlled by Mr. Ambrosi.

(4)	All stock options are subject to a limitation on exercise such that the total number of shares of Common Stock issued upon exercise of all stock options cannot exceed the sum of the number of shares that equals 15% of the outstanding shares of Common Stock plus the number of shares to be issued upon exercise of stock options. The Company has issued stock options exercisable for 675,000 shares, but due to this limitation the maximum number of shares of Common Stock issuable upon exercise of the stock options is approximately 600,000 shares.

TRANSACTION OF OTHER BUSINESS

There are no other matters which may be presented at the Stockholder Meeting.

STOCKHOLDER PROPOSALS

If the stockholders approve the Liquidation and we succeed in completing the various transactions which will effect the Plan of Liquidation, we do not anticipate holding an annual meeting of stockholders in 2006. However, if such an annual meeting is held, we intend to inform our stockholders on a timely basis of the date by which a stockholder wishing to submit a proposal for inclusion in the proxy statement and proxy for such meeting must submit such proposal to us.

Pursuant to our current Bylaws, no nomination for election of directors will be considered properly brought before any subsequent annual meeting by a stockholder unless notice is received by us not fewer than 30 days more than 60 days prior to the meeting; provided that, if fewer than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, notice by the stockholder must be received by us no later than 10 days following the day on which such notice was mailed or public disclosure was made. All notices received must contain certain information required by the Bylaws and Commission rules and regulations.

HOUSEHOLDING OF PROXY MATERIALS

We, some brokers and other nominee record holders may be participating in the practice of “householding” corporate communications to our stockholders, such as proxy statements and annual and quarterly reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this proxy statement to you if you call or write us at the following address or phone number: ARC Corporate Realty Trust, Inc., 1401 Broad Street Clifton, New Jersey 07013, Telephone: (973) 249-1000. If you want to receive separate copies of our corporate communications to stockholders such as proxy statements and annual and quarterly reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker or other nominee record holders, or you may contact us at the above address and phone number.

Exhibit A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

1. This Plan of Complete Liquidation and Dissolution (the “Plan”) of ARC Corporate Realty Trust, Inc., a Maryland corporation (the “Corporation”), has been approved by the Board of Directors of the Corporation (the “Board”) as being advisable and in the best interests of the Corporation and its stockholders. The Board has directed that the Plan be submitted to the stockholders of the Corporation for approval. The Plan shall become effective upon approval of the Plan by two-thirds of the votes entitled to be cast by holders of the Corporation’s Class A Common Stock, $.001 par value per share (the “Class A Common Stock”), and Class B Common Stock, $.001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The date of the stockholders’ approval is hereinafter referred to as the “Effective Date.”

2. As soon as practicable after the Effective Date, the Corporation shall be voluntarily liquidated and dissolved. Pursuant to the Plan, the proper officers of the Corporation shall perform such acts, execute and deliver such documents, and do all things as may be reasonably necessary or advisable to complete the liquidation and dissolution of the Corporation, including, but not limited to, the following: (a) promptly wind up the Corporation’s affairs, to collect its assets and to pay or provide for its liabilities (including contingent liabilities); (b) sell or exchange any and all property of the Corporation at public or private sale; (c) prosecute, settle or compromise all claims or actions of the Corporation or to which the Corporation is subject; (d) declare and pay to or for the account of the stockholders of the Corporation, at any one or more times as they may determine, liquidating distributions in cash, kind or both (one or more of which distributions may be in the form of beneficial interests in a trust holding assets of the Corporation); (e) cancel all outstanding shares of the Corporation’s stock upon the payment of such liquidating distributions; (f) execute for or on behalf of the Corporation, in its corporate name and under its corporate seal, those contracts of sale, deeds, assignments, notices and other documents as may be necessary, desirable or convenient in connection with the carrying out of the liquidation and dissolution of the Corporation; (g) execute for or on behalf of the Corporation, in its corporate name and under its corporate seal, such forms and documents as are required by the State of Maryland, any jurisdiction in which the Corporation has been qualified to business and the Federal government, including tax returns; and (h) pay all costs, fees and expenses, taxes and other liabilities incurred by the Corporation and/or its officers in carrying out the liquidation and dissolution of the Corporation.

3. The final liquidating distribution shall be made no later than the second anniversary of the Effective Date.

4. In the event that it should not be feasible, in the opinion of the Board, for the Corporation to pay, or adequately provide for, all debts and liabilities of the Corporation (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Corporation) at the time the final liquidation distribution is made pursuant to Section 2 hereof, or, if earlier, the latest applicable date to avoid payment by the Corporation of Federal income taxes, or the Board shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Corporation because such property is not reasonably susceptible of distribution to stockholders or otherwise, the Corporation may transfer and assign, at such time as is determined by the Board, to a liquidating trust as designated by the Board (the “Liquidating Trust”) sufficient cash and property to pay, or adequately provide for, all such debts and liabilities and such other property as it shall have determined is appropriate. The Liquidating Trust shall be constituted pursuant to a liquidating trust agreement in such form as the Board may approve and its initial trustees shall be appointed by the Board, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to the stockholders of the beneficial interest therein shall constitute a part of the final liquidating distribution by the Corporation to the stockholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Corporation. From and after the date of any transfer of cash and property by the Corporation to the Liquidating Trust, the Corporation shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter by held by the Liquidating Trust solely for the benefit of an ultimate distribution to the stockholders, subject to any unsatisfied debts, liabilities and expenses.

5. Upon assignment and conveyance of the assets of the Corporation to the stockholders, in complete liquidation of the Corporation as contemplated by Section 2 above, and the taking of all actions required under the laws of the State of Maryland in connection with the liquidation and dissolution of the Corporation, the proper officers of the Corporation shall executed and cause to be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”), and elsewhere as may be required or deemed appropriate, Articles of Dissolution and such other documents as may be required to dissolve the Corporation.

6. The Board, or the trustees of the Liquidating Trust, and such officers of the Corporation as the Board may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Corporation and complete the liquidation thereof, including, without limitation, (a) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Corporation, whether real or personal, tangible or intangible, (b) the appointment of other persons to carry out any aspect of the Plan, (c) the temporary investment of funds in such medium as the Board may deem appropriate, and (d) the modification of the Plan as may be necessary to implement the Plan.

7. In the course of the liquidation, the Board of Directors, acting in its discretion, shall have the authority to terminate the Corporation’s status as a real estate investment trust under Sections 856-860 of the Internal Revenue Code of 1986, as amended.

8. The Board may terminate the Plan for any reason. The power of termination shall be exercisable both before and after approval of the Plan by the stockholders of the Corporation, but such power shall not continue after Articles of Dissolution have been accepted for record by the SDAT. Notwithstanding approval of the Plan by the stockholders of the Corporation, the Board may modify or amend the Plan without further action by the stockholders of the Corporation to the extent permitted under then current law.

PROXY CARD

ARC CORPORATE REALTY TRUST, INC.

1401 Broad Street

Clifton, New Jersey 07013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ARC Corporate Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints ROBERT J. AMBROSI and BRUCE NELSON, and each or either of them, Proxies for the undersigned, with full power of substitution in each of them, to attend the Stockholders Meeting to be held on                     ,                     , 2006, at 10:00 a.m., Eastern Time, at the Company’s offices or any adjournments or postponements thereof, to cast on behalf of the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

1. PROPOSAL NO. 1 — APPROVAL OF LIQUIDATION

FOR  ☐                AGAINST  ☐                ABSTAIN  ☐

2. In their discretion, the Proxies are authorized to vote for any adjournments or postponements of the Stockholders Meeting.

Dated , 2006

(Signature of Stockholder)

Please date and sign name exactly as name appears and return this Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardianship, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.